Exhibit 99.1

FOR IMMEDIATE RELEASE

September 9, 2016

Strategic Storage Growth Trust, Inc. Reports Second Quarter 2016 Results

- Increased Same-Store Revenues by 18.3% for the Quarter and 20.3% Year-To-Date

-Increased Same-Store Average Physical Occupancy by 8.4% for the Quarter and 12.3% Year-To-Date

-Increased Same-Store Annualized Rent Per Occupied Square Foot by 7.1% for the Quarter and 4.2% Year-To-Date

LADERA RANCH, CA – September 9, 2016 – Strategic Storage Growth Trust, Inc. (SSGT) announced operating results for the three and six months ended June 30, 2016.

“We are pleased to report our second quarter results,” commented H. Michael Schwartz, CEO of Strategic Storage Growth Trust, Inc. “We are also particularly pleased with our year-over-year same-store occupancy and revenue growth.” Mr. Schwartz noted further, “These results validate the upside we saw in these properties and we look forward to similar continued operational improvements.”

Key Highlights for the Three Months Ended June 30, 2016:

•	Increased same-store revenues and net operating income (“NOI”) by 18.3% and 28%, respectively, for the three months ended June 30, 2016 compared to the three months ended June 30, 2015.

•	Increased same-store average physical occupancy by approximately 8.4% to 89.3% for the three months ended June 30, 2016 from 80.9% for the three months ended June 30, 2015.

•	Increased same-store annualized rent per occupied square foot by approximately 7.1% to $10.23 for the three months ended June 30, 2016 from $9.55 for the three months ended June 30, 2015.

Key Highlights for the Six Months Ended June 30, 2016:

•	Increased same-store revenues and NOI by 20.3% and 38.3%, respectively, for the six months ended June 30, 2016 compared to the six months ended June 30, 2015.

•	Increased same-store average physical occupancy by approximately 12.3% to 88.3% for the six months ended June 30, 2016 from 76.0% for the six months ended June 30, 2015.

•	Increased same-store annualized rent per occupied square foot by approximately 4.2% to $9.11 for the six months ended June 30, 2016 from $8.75 for the six months ended June 30, 2015.

Acquisitions:

•	On May 17, 2016, we acquired an industrial building located in Toronto, Canada from an unaffiliated third party for a total purchase price of approximately $2.3 million, plus closing costs and acquisition fees. We intend to convert the industrial building into a self storage facility resulting in a total of approximately 900 units and 85,000 rentable square feet.

•	On May 26, 2016, we acquired a self storage facility located in Phoenix, Arizona from an unaffiliated third party for a total purchase price of approximately $7.2 million, plus closing costs and acquisition expenses. The facility has approximately 840 units and 94,000 rentable square feet.

Capital Transactions:

Redemption of Preferred Units

SSTI Preferred Investor, LLC invested an aggregate of approximately $17.5 million in our operating partnership in 2014 and 2015 in order to partially fund certain of our acquisitions and in exchange received approximately 700,000 Series A Cumulative Redeemable Preferred Units (the “Preferred Units”) in our operating partnership. In September of 2015 we redeemed $1.5 million, in each of June and July of 2016 we redeemed $1 million, in August of 2016 we redeemed $4 million and thus far during September of 2016 we have redeemed $2 million, respectively, of the Liquidation Amount of the Preferred Units. The amount currently outstanding is approximately $8 million.

KeyBank Facility

During the second quarter of 2016, we made principal payments totaling $4.3 million on the KeyBank Facility bringing our outstanding balance to approximately $36.6 million as of June 30, 2016.

Quarterly Dividend:

On June 9, 2016, our board of directors declared a daily distribution in the amount of $0.0010928962 per share on the outstanding shares of common stock, payable to both Class A and Class T stockholders of record of such shares as shown on our books as of the close of business on each day during the period commencing on July 1, 2016 and ending September 30, 2016. The distribution to the Class T stockholders will be reduced by the stockholder servicing fee due from the Class T stockholders. Such distributions payable to each stockholder of record during a month will be paid the following month.

About Strategic Storage Growth Trust, Inc.:

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 14 operating self storage facilities located in seven states comprising approximately 9,300 self storage units and approximately 1,100,000 net rentable square feet of storage space and two development properties to be comprised of approximately 1,700 self storage units and 170,000 net rental square feet of storage space once completed.

About SmartStop Asset Management, LLC:

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 58,000 self storage units and approximately 6.6 million rentable square feet and nearly $1 billion of real estate assets under management. The company is the asset manager for 87 self storage facilities located throughout the United States and Toronto, Canada. SmartStop Asset Management is the sponsor of SSGT and Strategic Storage Trust II, Inc. (SST II), a public non-traded REIT focusing on stabilized self storage properties. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,”

“anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

STRATEGIC STORAGE GROWTH TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Real estate facilities:
Land	$16,942,870	$13,180,000
Buildings	49,502,058	42,338,012
Site improvements	5,534,169	4,811,387

	71,979,097	60,329,399
Accumulated depreciation	(2,098,356)	(1,157,113)

	69,880,741	59,172,286
Construction in process	1,447,445	30,808

Real estate facilities, net	71,328,186	59,203,094
Real estate held for sale, net	12,203,109	—
Cash and cash equivalents	2,883,413	6,600,046
Other assets	1,514,085	1,871,423
Debt issuance costs, net of accumulated amortization	569,833	801,005
Intangible assets, net of accumulated amortization	768,810	1,454,140

Total assets	$89,267,436	$69,929,708

LIABILITIES AND EQUITY
Secured debt	$41,563,996	$38,300,000
Accounts payable and accrued liabilities	1,336,416	1,028,660
Due to affiliates	565,817	252,997
Distributions payable	158,573	20,700
Distributions payable to preferred unitholders in our Operating Partnership	1,364,446	1,042,394

Total liabilities	44,989,248	40,644,751

Commitments and contingencies
Redeemable common stock	339,728	10,706
Preferred equity in our Operating Partnership	14,936,370	15,884,852

Equity:
Strategic Storage Growth Trust, Inc. equity:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Class A Common stock, $0.001 par value; 350,000,000 shares authorized; 4,688,934 and 2,676,239 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	4,689	2,676
Class T Common stock, $0.001 par value; 350,000,000 shares authorized; 280,503 and 18,086 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	281	18
Additional paid-in capital	40,700,261	20,735,425
Distributions	(645,901)	(37,073)
Accumulated deficit	(11,088,142)	(7,283,029)
Accumulated other comprehensive income	82,969	—

Total Strategic Storage Growth Trust, Inc. equity	29,054,157	13,418,017

Noncontrolling interests in our Operating Partnership	(52,067)	(28,618)

Total equity	29,002,090	13,389,399

Total liabilities and equity	$89,267,436	$69,929,708

STRATEGIC STORAGE GROWTH TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Self storage rental revenue	$2,229,763	$1,191,517	$4,284,944	$2,108,843
Ancillary operating revenue	19,828	50,238	37,532	84,565

Total revenues	2,249,591	1,241,755	4,322,476	2,193,408

Operating expenses:
Property operating expenses	1,093,115	527,919	2,003,047	951,209
Property operating expenses – affiliates	245,286	137,088	464,112	271,882
General and administrative	459,151	289,222	1,041,032	589,335
Depreciation	488,469	247,436	990,964	447,572
Intangible amortization expense	342,666	342,415	734,985	622,126
Acquisition expenses – affiliates	244,325	49,317	550,236	234,698
Other property acquisition expenses	81,329	26,565	149,215	95,574

Total operating expenses	2,954,341	1,619,962	5,933,591	3,212,396

Operating loss	(704,750)	(378,207)	(1,611,115)	(1,018,988)
Other expenses:
Interest expense	(401,610)	(161,605)	(841,878)	(294,055)
Debt issuance costs expense	(162,630)	(56,950)	(336,227)	(113,030)
Other	(10,843)	5,995	(10,614)	978

Net loss	(1,279,833)	(590,767)	(2,799,834)	(1,425,095)
Less: Distributions to preferred unitholders in our Operating Partnership	(490,151)	(498,128)	(974,206)	(912,936)
Less: Accretion of preferred equity costs	(21,551)	(94,260)	(51,518)	(179,027)
Net loss attributable to the noncontrolling interests in our Operating Partnership	8,015	28,237	20,445	59,247

Net loss attributable to Strategic Storage Growth Trust, Inc. common stockholders	$(1,783,520)	$(1,154,918)	$(3,805,113)	$(2,457,811)

Net loss per Class A share – basic and diluted	$(0.39)	$(1.36)	$(0.98)	$(2.94)
Net loss per Class T share – basic and diluted	$(0.39)	$—	$(0.98)	$—

Weighted average Class A shares outstanding – basic and diluted	4,315,350	849,398	3,741,820	835,019
Weighted average Class T shares outstanding – basic and diluted	205,915	—	127,882	—

ADDITIONAL INFORMATION REGARDING NOI

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses and other non-property related expenses. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the operation of the properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.